Exhibit 99.1

Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, MN 55121
Traded: Nasdaq: TCAM

COMPANY CONTACTS:
Michael Paxton	Keith Klein
Chairman, President and CEO	Chief Financial Officer
(651) 686-2500	(651) 686-2500

FOR IMMEDIATE RELEASE
Tuesday, October 25, 2005

TRANSPORT CORPORATION OF AMERICA
REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, MINNESOTA, October 25, 2005 – Transport Corporation of America, Inc. (NASDAQ: TCAM) today announced revenues for the third quarter 2005 of $64.3 million, compared to revenues of $65.7 million for the third quarter 2004, a decrease of 2.1 percent. Excluding fuel surcharge revenues, revenues decreased 8.5 percent to $55.7 million in the third quarter 2004 from $60.9 million in the same period of 2003. Third quarter’s net earnings were $433,000 or $0.07 per diluted share, compared with a 2004 third quarter net earnings of $36,000, or $0.01 per diluted share.

Third quarter 2005 results include an after-tax gain on the sale of our Garland, Texas support center of $182,000, or $0.03 per diluted share. The third quarter 2004 results included additional expense related to several serious accidents that occurred during the period. Insurance, claims and damage expense was $3.9 million, or 6.0 percent of revenue, during the third quarter 2004 compared to $2.0 million, or 3.1 percent of revenue, for the same period 2005.

Michael Paxton, Chairman, President and Chief Executive Officer, commented, “The challenging driver market continues to impede our ability to grow core truckload revenues. While we have seen an increase in the number of Company drivers during the quarter, we have continued to lose owner operators at a faster pace than we are able to recruit Company drivers. On the Company side, we believe we are seeing the results of our recruiting initiatives, including a renewed focus on recruiting students directly from schools, our commitment to get drivers home weekly in over 60 percent of our recruiting markets, and additional dedicated fleet opportunities. These items have allowed us to increase our hiring numbers and decrease our termination numbers in the third quarter, which reduced the rate of decline in capacity from recent quarter’s levels.”

Paxton continued, “Even though our overall seated capacity has decreased, we continue to benefit from programs to identify and achieve cost savings, improved accident frequency and claims development, and improved tractor utilization. Revenue per tractor per week increased to $3,096 in the third quarter 2005 compared to $3,018 during the same period 2004. Our deadhead percentage (empty miles) has decreased to 10.7 percent in the third quarter 2005 compared to 11.2 percent in the same period 2004. In addition to improving the fundamentals of our fleet, we continue to focus on growing new brokerage and intermodal business opportunities. During the third quarter 2005, logistics and intermodal revenues increased to $4.4 million compared to $1.1 million for the same period 2004.”

“Finally, even with increased capital expenditures over the previous year, we were able to reduce outstanding debt for the 22nd straight quarter. At September 30, 2005, total debt and capital lease obligations were $47.3 million compared to $48.2 million at June 30, 2005.”

Transport America also announced that the Federal Motor Carrier Safety Administration (“FMCSA”) has just completed a follow-up review of the operations and safety management controls of the Company. Upon completion of the review process, the FMCSA confirmed Transport America’s safety fitness rating of “satisfactory”, the highest safety fitness rating given by the FMCSA.

Year-To-Date Results

For the nine-month period ended September 30, 2005, Transport America announced revenues of $188.6 million, compared with 2004 year-to-date revenues of $193.1 million. Net earnings for the nine-month period were $1.0 million, or $0.16 per diluted share, compared with a 2004 net earnings of $902,000, or $0.13 per diluted share.

Included in the 2005 results is an after-tax gain on the sale of our Garland, Texas support center of $182,000, or $0.03 per share. Included in the 2004 results is an after-tax impairment charge of $114,000, or $0.02 per diluted share, related to the difference between the Company’s rent on a portion of its headquarters facility and the expected rental income from a multi-year sub-lease agreement entered into during the second quarter.

The Company will host a conference call and webcast today, October 25, 2005 at 10:00 a.m. Central Time. The Internet broadcast can be accessed at the Company’s website, www.transportamerica.com, or at www.fulldisclosure.com.

About Transport America

Transport Corporation of America, Inc., based in the Minneapolis — St. Paul metropolitan area, provides a wide range of truckload freight carriage and logistics services to customers in the United States and Canada. Transport America focuses on providing time-definite and other responsive services through its team of dedicated and committed employees supported by state-of-the-art technology and information systems.

This news release contains forward-looking statements regarding the Company. The Company wishes to caution readers not to place undue reliance on any forward-looking statements which speak only as of the date made. The following important factors, among other things, in some cases have affected and in the future could affect the Company’s actual results and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the highly competitive conditions that currently exist in the Company’s market and the Company’s ability to compete, (2) the Company’s ability to recruit, train, and retain qualified drivers, (3) increases in fuel prices, and the Company’s ability to recover these costs from its customers, (4) the impact of environmental standards and regulations on new revenue equipment, (5) changes in governmental regulations applicable to the Company’s operations, (6) adverse weather conditions, (7) accidents, (8) the financing and resale market for used revenue equipment, (9) changes in interest rates, (10) cost of liability insurance coverage, (11) changes in safety rating by Regulatory authorities, and (12) downturns in general economic conditions affecting the Company and its customers. The foregoing list should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise or update any previously made forward-looking statements. Unanticipated events are likely to occur.

Financial Tables to Follow...

TRANSPORT CORPORATION OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Nine Months ended September 30, 2005 and 2004
(In thousands, except share and per share amounts)

	Three Months (Unaudited)				Nine Months (Unaudited)
	2005		2004		2005		2004
	Amount	%	Amount	%	Amount	%	Amount	%
Operating revenues	$64,357	100.0	$65,730	100.0	$188,621	100.0	$193,105	100.0

Operating expenses:
Salaries, wages, and benefits	19,655	30.6	19,888	30.2	57,976	30.8	57,365	29.7
Fuel, maintenance, and other expense	13,092	20.3	11,354	17.3	36,425	19.3	31,005	16.1
Purchased transportation	18,436	28.7	19,496	29.7	54,390	28.9	60,321	31.2
Revenue equipment leases	403	0.6	347	0.5	16,805	0.6	892	0.5
Depreciation and amortization	5,599	8.7	5,988	9.1	1,195	8.9	17,693	9.2
Insurance, claims, and damage	2,003	3.1	3,931	6.0	6,233	3.3	9,824	5.1
Taxes and licenses	1,075	1.7	1,142	1.7	3,357	1.8	3,391	1.8
Communication	339	0.5	441	0.7	1,206	0.6	1,339	0.7
Other general and administrative expenses	2,819	4.4	2,343	3.6	7,780	4.1	7,226	3.7
Impairment of sublease office space	—	—	—	—	—	—	190	0.1
Gain on disposition of equipment	(314)	(0.5)	—	—	(332)	(0.2)	(22)	(0.1)

Total operating expenses	63,107	98.1	64,930	98.8	185,035	98.1	189,224	98.0

Operating income	1,250	1.9	800	1.2	3,586	1.9	3,881	2.0

Interest expense, net	602	0.9	756	1.1	1,928	1.0	2,406	1.2

Earnings before income taxes	648	1.0	44	0.1	1,658	0.9	1,475	0.8

Income tax provision	215	0.3	8	0.0	617	0.3	573	0.3

Net earnings	433	0.7	36	0.1	1,041	0.6	902	0.5

Earnings per common share – basic	$0.07		$0.01		$0.16		$0.13

Earnings per common share – diluted	$0.07		$0.01		$0.16		$0.13

Average common shares outstanding
Basic	6,563,440		6,523,417		6,554,142		6,788,123
Diluted	6,647,913		6,655,208		6,672,350		6,904,551

TRANSPORT CORPORATION OF AMERICA, INC.
BALANCE SHEET
September 30, 2005 and 2004
(In thousands)
Unaudited

ASSETS

	2005	2004
Current Assets:
Cash and cash equivalents	$2,215	$5,415
Trade receivables, net of allowances	27,504	27,721
Other receivables	1,716	2,450
Operating supplies	986	853
Deferred income taxes	5,354	6,516
Prepaid expenses	2,281	2,655

Total Current Assets	40,056	45,610

Revenue Equipment, at Cost	175,663	183,751
Less: accumulated depreciation	(71,868)	(82,664)

Revenue Equipment, Net	103,795	101,087

Property and Other Equipment:
Land, buildings, and improvements	14,892	16,369
Other equipment and leasehold improvements	19,408	21,338
Less: accumulated depreciation	(17,747)	(18,275)

Property and Other Equipment, Net	16,553	19,432

Revenue, Property and Other Equipment, Net	120,348	120,519
Other Assets, Net	2,492	945

Total Assets	$162,896	$167,074

LIABILITIES AND SHAREHOLDERS’ EQUITY
	2005	2004
Current Liabilities:
Current maturities of long-term debt	$8,836	$8,544
Current maturities of capital lease obligations	4,962	8,984
Accounts payable	7,918	9,551
Checks issued in excess of cash balances	2,439	1,295
Due to independent contractors	1,366	1,386
Accrued expenses	21,816	22,759

Total Current Liabilities	47,337	52,519

Long-Term Debt & Capital Lease Obligations
Long-term debt, less current maturities	33,550	28,549
Capital lease obligations, less current maturities	—	4,947

Total Long-Term Debt
& Capital Lease Obligations	33,550	33,496

Deferred Income Taxes	24,444	25,949

Shareholders’ Equity:
Common stock	66	65
Additional paid-in capital	25,680	25,402
Retained earnings	31,819	29,643

Total Shareholders’ Equity	57,565	55,110

Total Liabilities and Equity	$162,896	$167,074

TRANSPORT CORPORATION OF AMERICA, INC.
Selected Consolidated Financial and Operating Data
Three and Nine Months Ended September 30, 2005 and 2004

	Three Months		Nine Months
	2005	2004	2005	2004
Operating Statistics
Company tractors, seated	851	918	851	918
Company tractors, other	207	116	207	116
Independent contractor	433	601	433	601

Total tractors (at end of period)	1,491	1,635	1,491	1,635
Trailers (at end of period)	4,376	4,992	4,376	4,992

Average tractors in service	1,294	1,548	1,333	1,547
Total loaded miles (000's)	33,073	39,945	101,191	120,621
Total miles (000's)	37,021	44,996	113,628	135,281

Freight revenue per tractor per week*	$2,941	$2,882	$2,906	$2,865
Fuel surcharge per tractor per week	497	231	413	188

Operating revenue per tractor per week	$3,438	$3,113	$3,319	$3,053

Freight revenue per loaded mile*	$1.550	$1.497	$1.544	$1.483
Fuel surcharge per loaded mile	0.262	0.120	0.220	0.097

Operating revenue per loaded mile	$1.812	$1.617	$1.764	$1.580

Freight revenue per mile*	$1.385	$1.329	$1.375	$1.322
Fuel surcharge per mile	0.234	0.106	0.196	0.087

Operating revenue per mile	$1.619	$1.435	$1.571	$1.409

Average empty mile percentage	10.7%	11.2%	10.9%	10.8%
Average length of haul, all miles	652	681	658	687
Average annual revenues per non-driver employee (000’s)	$678	$649	$649	$636

Financial Data (000’s)
Freight revenue (excluding fuel surcharge)	$51,258	$59,797	$156,257	$178,845
Fuel surcharge revenue	8,682	4,785	22,263	11,767

Operating revenue (including fuel surcharge)	59,940	64,582	178,520	190,612
Logistics and other revenue	4,417	1,148	10,101	2,493

Total revenue	$64,357	$65,730	$188,621	$193,105

Capital expenditures, net of proceeds	$4,132	$11,108	$18,217	$13,650
Total debt and capital lease obligations	$47,348	$51,024	$47,348	$51,024

* Excluding fuel surcharge